As filed with the Securities and Exchange Commission on August 14, 2023

Registration No. 333-152930
Registration No. 333-160767

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-152930
POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-160767

UNDER
THE SECURITIES ACT OF 1933

SALISBURY BANCORP, INC.
(Exact name of registrant as specified in its charter)

Connecticut	06-1514263
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5 Bissell Street
Lakeville, CT 06039
(860) 435-9801
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

NBT Bancorp Inc.
Attn: John H. Watt Jr., President & Chief Executive Officer
52 South Broad Street
Norwich, NY 13815
(607) 337-2265
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Richard A. Schaberg
Les B. Reese
Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements of Salisbury Bancorp, Inc. (the “Company”) on Form S-3 (collectively, the “Registration Statements”).

•	Registration Statement No. 333-152930, registering 100,000 shares of common stock, par value $0.10 per share (the “Common Stock”), of the Company; and

•
Registration Statement No. 333-160767, registering 57,671 warrants to purchase Common Stock of the Company and the underlying shares of Common Stock of the Company issuable upon exercise of such warrants.

On August 11, 2023 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 5, 2022, among the Company, NBT Bancorp, Inc. (“NBT”), NBT Bank, N.A., NBT’s subsidiary bank (“NBT Bank”), and the Company’s subsidiary bank, Salisbury Bank and Trust Company (“Salisbury Bank”), as amended by the First Amendment to the Merger Agreement dated August 9, 2023. Pursuant to the Merger Agreement, the Company was merged with and into NBT (the “Merger”), with NBT as the surviving entity and, immediately thereafter, Salisbury Bank was merged with and into NBT Bank, with NBT Bank as the surviving bank. Upon consummation of the Merger, at the Effective Time, each issued and outstanding share of Common Stock of the Company (other than shares owned by the Company, NBT or any of their respective subsidiaries (which shares were canceled)) was automatically converted into the right to receive 0.7450 shares of NBT common stock.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with any undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norwich, State of New York, on August 14, 2023.

NBT BANCORP INC.
as successor by merger to Salisbury Bancorp, Inc.

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933.